                                                                    EXHIBIT 11.1

MEDICODE, INC

  Calculation of net income (loss) per share

  Historical
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
                                     YEAR ENDED               SIX MONTHS ENDED
                                    DECEMBER 31,                  JUNE 30,
                          --------------------------------- ----------------------
                             1994        1995       1996       1996        1997
                          ----------  ---------- ---------- ----------  ----------
Net income (loss).......  $ (112,000) $   48,000 $1,629,000 $ (230,000) $  281,000
                          ==========  ========== ========== ==========  ==========
Weighted average shares
 of common stock
 outstanding............     443,000     462,000    835,000    781,000     904,000
Dilutive common stock
 equivalents and
 convertible securities:
  Stock options and
   warrants.............          --   1,489,000  1,486,000         --   1,444,000
  Preferred stock.......          --   2,740,000  2,740,000         --   2,740,000
Shares related to Staff
 Accounting Bulletin
 topic 4D:
  Stock options.........     314,000     314,000    314,000    314,000     314,000
                          ----------  ---------- ---------- ----------  ----------
Shares used in computing
 net income (loss) per
 share..................     757,000   5,005,000  5,375,000  1,095,000   5,402,000
                          ==========  ========== ========== ==========  ==========
Net income (loss) per
 share..................  $    (0.15) $     0.01 $     0.30 $    (0.21) $     0.05
                          ==========  ========== ========== ==========  ==========
  Pro Forma
Calculation of shares
 outstanding for
 computing pro forma net
 income (loss) per
 share:
Shares used in computing
 net income (loss) per
 share..................     757,000   5,005,000  5,375,000  1,095,000   5,402,000
Adjusted to reflect the
 effect of the assumed
 conversion of preferred
 stock..................   2,740,000          --         --  2,740,000          --
                          ----------  ---------- ---------- ----------  ----------
Shares used in computing
 pro forma net income
 (loss) per share.......   3,497,000   5,005,000  5,375,000  3,835,000   5,402,000
                          ==========  ========== ========== ==========  ==========
Pro forma net income
 (loss) per share.......  $    (0.03) $     0.01 $     0.30 $    (0.06) $     0.05
                          ==========  ========== ========== ==========  ==========
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